UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2004

ROANOKE ELECTRIC STEEL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	0-2389	54-0585263
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

102 Westside Boulevard, NW Roanoke, Virginia	24017
(Address of principal executive offices)	(Zip Code)

(540) 342-1831

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 4, 2004, the Registrant and certain of its subsidiaries entered into a 5 year Credit Agreement (“Credit Facility”) with Wachovia Bank, National Association (“Wachovia”), in its capacity as Administrative Agent for itself and the other participating lenders, and with BB&T of Virginia, as Syndication Agent, and Wachovia Capital Markets, LLC, as Sole Lead Arranger and Book Runner. The Credit Facility is in the aggregate amount of $85 million and consists of a $30 million term loan (the “Term Loan”) and a $55 million revolving loan (the “Revolving Loan” and, collectively with the Term Loan, the “Loans”). The Credit Facility permits the Registrant, upon request, to increase the aggregate amount by an additional $10 million, and establishes for the Registrant two sub-facilities pursuant to which Wachovia will issue letters of credit in the aggregate amount of up to $5 million and will make swingline loans in the aggregate amount of up to $5 million, with any such amounts to be applied to and reduce the amount available for borrowing under the Revolving Loan.

The Registrant is using the proceeds of the Credit Facility to repay the remaining balance of approximately $64.5 million under its existing credit facility dated December 15, 1998, as amended, in the original principal amount of $185 million and to fund its working capital and general corporate requirements.

The Loans will bear interest at the Registrant’s option at (i) one, two, three, six or, if available, nine or twelve month LIBOR as selected by the Registrant, or (ii) the greater of (A) the prime rate publicly announced from time to time by the Administrative Agent, or (B) the effective federal funds rate quoted by the Federal Reserve Bank of New York plus ½ of 1%. The Term Loan requires quarterly payments of principal in the amount of $1.5 million plus interest, and the Revolving Loan requires quarterly payments of interest until the fifth anniversary of the Credit Facility at which time the outstanding principal balance of the Revolving Loan must be paid in full.

The Loans are secured by a pledge of the outstanding stock in each of the Registrant’s direct and indirect subsidiaries and by a lien on the tangible and intangible personal property of the Registrant and each of such subsidiaries. The Registrant may prepay the Loans at any time at its option, and is required to make mandatory prepayments as follows:

(i)	100% of net insurance proceeds not applied to the repair or replacement of damaged properties,

(ii)	100% of the net proceeds from the sale of assets, other than assets sold in the ordinary course of business where the proceeds are used to replace such assets or to purchase new assets within 360 days,

(iii)	100% of the net proceeds from the issuance of debt, and

(iv)	50% of excess cash flow for the prior fiscal year beginning with the fiscal year ending on October 31, 2005,

with any such prepayments applied first to the remaining amortization payments under the Term Loan on a pro rata basis, and then to borrowings under the swingline facility, Revolving Loan, and outstanding letters of credit. Amounts prepaid under the Revolving Loan may be reborrowed until the maturity date.

The Loans are subject to various representations and warranties and affirmative and negative covenants, including the Registrant’s obligation to maintain a leverage ratio of less than or equal to 3:1, to maintain a fixed charge coverage ratio greater than or equal to 1.10:1, and to limit capital expenditures on a consolidated basis to no more than $75 million over the term of the Credit Facility. The lenders will have the right to accelerate the maturity of the Loans and to foreclose upon or otherwise realize upon the value of the collateral in the event of a default by the Registrant in the payment of the Loans or in the performance of obligations, covenants and commitments under the Credit Facility, or upon the breach by the Registrant of representations and warranties under the Credit Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROANOKE ELECTRIC STEEL CORPORATION

By:	/s/ Donald G. Smith
Donald G. Smith
Chairman and Chief Executive Officer

Dated: October 7, 2004